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                                                                    EXHIBIT 99.1

[SANTARUS, INC LOGO]
COMPANY CONTACT:                            INVESTOR CONTACT:
Debra P. Crawford                           Lippert/Heilshorn & Associates, Inc.
Chief Financial Officer                     Jody Cain (jcain@lhai.com)
(858) 314-5708                              Bruce Voss (bvoss@lhai.com)
                                            (310) 691-7100

For Immediate Release

                     SANTARUS ADOPTS STOCKHOLDER RIGHTS PLAN

SAN DIEGO (November 12, 2004) - Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company focused on therapies for gastrointestinal diseases and disorders, today announced that the Board of Directors of Santarus has adopted a Stockholder Rights Plan (the "Rights Plan"). The Rights Plan is intended to enable all Santarus stockholders to realize the long-term value of their investment in Santarus. The Rights Plan will not prevent a takeover, but should encourage anyone seeking to acquire Santarus to negotiate with the Board of Directors prior to attempting a takeover. The Rights Plan will expire in 2014.

Pursuant to the Rights Plan, the Santarus Board declared a dividend distribution of one Preferred Share Purchase Right (a "Right") on each outstanding share of Santarus common stock. Subject to limited exceptions, the Rights will be exercisable if a person or group acquires 15% or more of the Santarus' common stock or announces a tender offer for 15% or more of the common stock. Under certain circumstances, each Right will entitle stockholders to buy one one-thousandth of a share of newly created Series A Junior Participating Preferred Stock of Santarus at an exercise price of $100.00. The Santarus Board will be entitled to redeem the Rights at $0.01 per Right at any time before a person has acquired 15% or more of the outstanding common stock.

The Rights are not being distributed in response to any specific effort to acquire control of Santarus. The Rights are designed to assure that all Santarus stockholders receive fair and equal treatment in the event of any proposed takeover of Santarus and to guard against partial tender offers, open market accumulations and other potentially abusive tactics to gain control of Santarus, while not foreclosing a fair acquisition bid for Santarus.

If a person becomes an Acquiring Person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of common shares of Santarus having a market value at that time of twice the Right's exercise price, other than Rights held by the Acquiring Person which will become void and will not be exercisable. An Acquiring Person is defined as a person who acquires 15% or more of the outstanding common stock of Santarus. If Santarus is acquired in a merger or other business combination transaction that has not been approved by the Board of Directors, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

The dividend distribution to establish the new Rights Plan will be payable to stockholders of record on November 22, 2004. The Rights distribution is not taxable to stockholders.

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ABOUT SANTARUS

Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products for the prevention and treatment of gastrointestinal diseases and disorders. The company's current products are immediate-release formulations of omeprazole, a widely prescribed PPI. In October 2004, the company announced the commercial launch of its first product, ZEGERID(TM) Powder for Oral Suspension 20mg, following the receipt of marketing approval from the U.S. Food and Drug Administration (FDA) in June 2004. The company has an NDA under review by the FDA for ZEGERID Powder for Oral Suspension 40mg. The company also is developing capsule and chewable tablet formulations. More information about Santarus is available on the company's Web site at www.santarus.com.

Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding the benefits of the Rights Plan and the ability of the Rights Plan to maximize stockholder value in the event of a takeover of Santarus, the commercial prospects for ZEGERID Powder for Oral Suspension 20mg and the potential to obtain regulatory approval for other products under development. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus' business, including, without limitation: discouragement or prevention of a change in control of Santarus; potential entrenchment of Santarus' current management; physician and patient acceptance of ZEGERID Powder for Oral Suspension 20mg and any other products that Santarus may offer; risks related to difficulties or delays in development, testing, manufacturing and marketing of, and obtaining regulatory approval for, Santarus' products; unexpected adverse side effects or inadequate therapeutic efficacy of Santarus' products that could delay or prevent product development or commercialization, or that could result in recalls or product liability claims; the scope and validity of patent protection for Santarus' products; and other risks detailed in Santarus' prior press releases as well as in public periodic filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Santarus(R) and ZEGERID(TM) are trademarks of Santarus, Inc.

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